ADMINISTRATIVE SERVICES AGREEMENT

         THIS ADMINISTRATIVE SERVICES AGREEMENT made as of the _____ day of _____, 1999, by and between ALLEGIANCE INVESTMENT TRUST, a Delaware business trust (hereinafter called the "Trust"), on behalf of each series of the Trust listed in Appendix A hereto, as may be amended from time to time (hereinafter referred to individually as a "Fund" and collectively as the "Funds") and VAN DEVENTER & HOCH, a California general partnership (hereinafter called the "Administrator").

                                   WITNESSETH:

         WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Administrator is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

         WHEREAS, the Trust desires to retain the Administrator to provide administrative services to the Funds pursuant to the terms and provisions of this Agreement, and the Administrator is interested in furnishing these services;

         NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

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         1. Appointment of Administrator. The Trust hereby employs the
Administrator and the Administrator hereby accepts this employment, to provide services with respect to the assets of the Funds for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust's Board of Trustees.

         2. Duties of Administrator. The Administrator shall act as the primary administrator for the Funds and shall provide administrative services either directly or through other service providers it may retain. These services shall be performed in accordance with the requirements of the 1940 Act and other applicable federal and state laws, the supervision of the Board of Trustees, the Trust's governing documents, including, without limitation, the Trust's Agreement and Declaration of Trust and By-Laws, or otherwise and such other limitations as the Trustees may impose from time to time in writing to the Administrator. Without limiting the generality of the foregoing, the Administrator shall:

                  (a) Coordinate the organization of the Trust and the preparation of all documents and compensate of all accountants, lawyers, and other service providers to complete that organization, register the Trust, the Funds and their shares as necessary with the Securities and Exchange Commission, and perform everything else necessary or appropriate to permit the sale of shares of the Funds in the U.S. and various states and jurisdictions thereof;

                  (b) Performance measurement and analysis, including furnishing performance data, statistical data and research data;

                  (c) Tax and treasury services, including preparing and filing various reports (including tax returns) or other documents required by federal, state and other applicable laws and regulations other than those required to be

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filed by other service providers retained by the Administrator (such as the custodian or transfer agent);

                  (d) Management of printing, including assisting in the preparation and printing of all documents, prospectuses and reports sent to shareholders;

                  (e) Financial reporting and assisting in the preparation of financial statements;

                  (f) Assisting in the preparation of all agendas, notices and minutes for meetings of the Trust's Board of Trustees or shareholders; assisting in the preparation of supporting information for such meetings with regard to the duties of the Administrator under this Agreement, and collection and distribution of supporting information for such meetings with respect to the duties performed by other persons who provide services to the Trusts;

                  (g) Developing and monitoring compliance procedures for each Fund concerning, among other matters, adherence of each Fund to its investment objectives, policies, restrictions, tax matters and applicable laws and regulations;

                  (h) Blue sky filings and monitoring;

                  (i) Management of legal services;

                  (j) Trust and Fund accounting;

                  (k) Pricing each Fund's portfolio securities;

                  (l) Transfer agent and shareholder servicing agent;

                  (m) Custodian for each Fund's portfolio securities (only through the retention of a qualified third-party eligible custodian);

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                  (n) The retention of all records required to be maintained by the 1940 Act and the rules thereunder; and

                  (o) All other necessary and appropriate ordinary administrative and operating functions.

         In performing its duties under this Agreement, the Administrator will consult with legal counsel to, and the independent public accountants for, the Trust, as necessary and appropriate, on whose advice the Administrator shall be entitled to rely. The Trust will furnish the Administrator from time to time with copies of any documents that the Administrator may reasonably request and that are necessary for it to perform its obligations and duties under this Agreement and will notify the Administrator as soon as possible of any matter materially affecting the performance by the Administrator of its services under this Agreement.

         3. Best Efforts and Judgment. The Administrator shall use its best judgment and efforts in providing services to the Funds as contemplated by this Agreement.

         4. Independent Contractor. The Administrator shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or for the Funds. It is expressly understood and agreed that the services to be rendered by the Administrator to the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Administrator shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

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         5. Administrator's Personnel. The Administrator shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement.

         6. Reports by Funds to Administrator. Each Fund will from time to time furnish to the Administrator detailed statements of its investments and assets, and information as to its investment objective and needs, and will make available to the Administrator such financial reports, proxy statements, legal and other information relating to each Fund's investments as may be in its possession or available to it, together with such other information as the Administrator may reasonably request.

         7. Expenses.

                  (a) With respect to the operation of each Fund, the Administrator is responsible for (i) the compensation of any of the Trust's trustees, officers, and employees who are affiliates of the Administrator, (ii) fees and expenses incurred in connection with the issuance, registration and transfer of its shares; (iii) all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Funds including all fees and expenses of its custodian, shareholder services agent and accounting services agent; (iv) costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the 1940 Act; (v) expenditures in connection with meetings of each Fund's shareholders and Board of Trustees;
(vi) insurance premiums on property or personnel of each Fund which inure to its benefit, including liability and fidelity bond insurance; (vii) the cost of preparing and printing reports, proxy statements, prospectuses and statements of

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additional information of the Fund or other communications for distribution to existing shareholders; (viii) legal, auditing and accounting fees; (ix) trade association dues; (x) fees and expenses (including legal fees) of obtaining and maintaining any required registration or notification for its shares for sale under federal and applicable state and foreign securities laws; (xi) all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Funds, if any; and (xii) all other charges and costs of its operation.

                  (b) Each Fund is responsible for and has assumed the obligation for payment of the following expenses: (i) brokerage and commission expenses; (ii) interest charges on any borrowings by the Fund; (iii) taxes, if any; (iv) compensation and expenses of members of the Trust's Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested person of the Administrator; and (v) any extraordinary and non-recurring expenses.

                  (c) To the extent the Administrator incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, such Fund shall promptly reimburse the Administrator for such costs and expenses, except to the extent the Administrator has otherwise agreed to bear such expenses. To the extent the services for which a Fund is obligated to pay are performed by the Administrator, the Administrator shall be entitled to recover from such Fund to the extent of the Administrator's actual costs for providing such services.

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         8. Administrative Fee.

                  (a) Each Fund shall pay to the Administrator, and the Administrator agrees to accept, as full compensation for all administrative services furnished or provided to such Fund pursuant to this Agreement, an administrative fee as set forth in the Fee Schedule attached hereto as Appendix A, as may be amended in writing from time to time by the Trust and the Administrator.

                  (b) The management fee shall be accrued daily by each Fund and paid to the Administrator upon its request.

                  (c) The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated before the end of any month, the fee to the Administrator shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

                  (d) The Administrator may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of a Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Administrator hereunder or to continue future payments. Any such

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reduction will be agreed to before the accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

                  (e) The Administrator may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement before the time that compensation or reimbursement has accrued as a liability of the Fund. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Administrator hereunder.

         9. Conflicts with Trust's Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and Funds.

         10. Administrator's Liabilities.

                  (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Trust or the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Funds.

                  (b) The Funds shall indemnify and hold harmless the Administrator, its general partners and the shareholders, directors, officers and employees of each of them (any such person, an "Indemnified Party") against

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any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party's performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

                  (c) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or partner or officer of the Administrator, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

         11. Non-Exclusivity. The Trust's employment of the Administrator is not an exclusive arrangement, and the Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein. In the event this Agreement is terminated with respect to any Fund, this Agreement shall remain in full force and effect with respect to all other Funds listed on Appendix A hereto, as the same may be amended.

         12. Term. This Agreement shall become effective on the date that is the latest of (1) the execution of this Agreement and, (2) the approval of this Agreement by a majority of the Trustees and who are not interested persons of the Trust and by the full Board of Trustees of the Trust. This Agreement shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for each Fund at least annually by (i) the full Board of Trustees of

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the Trust and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof.

         14. Termination. This Agreement may be terminated by the Trust on behalf of any one or more of the Funds at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund, upon sixty (60) days' written notice to the Administrator, and by the Administrator upon sixty (60) days' written notice to a Fund.

         15. Transfer, Assignment. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the written consent of the Trust.

         16. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

         17. Definitions. The term "interested persons" shall have the meaning as set forth in the 1940 Act.

         18. Notice of Declaration of Trust. The Administrator agrees that the Trust's obligations under this Agreement shall be limited to the Funds and to their assets, and that the Administrator shall not seek satisfaction of any such obligation from the shareholders of the Funds nor from any trustee, officer, employee or agent of the Trust or the Funds.

         19. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

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         20. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

ALLEGIANCE INVESTMENT TRUST              VAN DEVENTER & HOCH

By:  ____________________________        By:  __________________________________

Title: __________________________        Title: ________________________________

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                                   APPENDIX A

                              FUND AND FEE SCHEDULE

Fund                             Effective Date        Administrative Services

Allegiance American Value Fund   ___________, 1999     0.35% of net assets per
                                                       annum

Allegiance Intermediate-Term
Bond Fund                        ___________, 1999     0.10% of net assets per
                                                       annum

Allegiance CaliforniaTax-Free
Intermediate Bond Fund           ___________, 1999     0.10% of net asset per
                                                       annum

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